Exhibit 99.1

Cord Blood America Reports Financial Results for Fourth Quarter and Fiscal Year 2015

March 30, 2016 - Cord Blood America, Inc. (www.cordblood-america.com) (OTC Bulletin Board: CBAI) ("CBAI" or the "Company") today announced financial results for the fourth quarter and fiscal year 2015.

Highlights Include:

●	Total revenue for the fourth quarter 2015 was $1.13 million, a decrease of 5.1% from total revenue of $1.20 million for the fourth quarter 2014. Total revenue for the year ended December 31, 2015 was $5.26 million, an increase of 21.3% from total revenue of $4.33 million for the year ended December 31, 2014.

●	Recurring storage revenue for the fourth quarter 2015 was $0.65 million, an increase of 1.6% from recurring storage revenue of $0.64 million for the fourth quarter 2014. Recurring storage revenue for the year ended December 31, 2015 was $2.62 million, an increase of 4.0% from recurring storage revenue of $2.52 million for the year ended December 31, 2014.

●	EBITDA for the fourth quarter 2015 was $0.12 million, a decrease of 21.5% from EBITDA of $0.15 million for the fourth quarter 2014. EBITDA for the year ended December 31, 2015 was $0.79 million, an increase of 157.1% from EBITDA of $0.31 million for the year ended December 31, 2014.

Stephen Morgan, Interim President of Cord Blood America, Inc. commented, “Our 2015 full year growth was driven primarily from the tissue side of the business. However, new orders for tissue procurement services were reduced significantly starting in October 2015 and completely ceased in March 2016.  As it is unclear whether this revenue will return, the Company continues to diligently manage expenses in relation to revenue.”

Added David Sandberg, Chairman of the Board, “With operating and other expenses reduced in tandem with the reduction in our tissue business, we expect the overall business to continue to generate positive EBITDA in 2016, albeit at lower levels than achieved in 2015.  Despite a reduced marketing budget, the Company continues to sign new clients to storage contracts based on continued inbound inquiries from families interested in our services.  We believe this is due to customer recognition of the longstanding Corcell brand name.  As previously announced, Boxwood Advisors, LLC has been engaged to assist with our evaluation of strategic alternatives.  We will provide further updates as warranted.”

Fourth Quarter Results

For the three months ended December 31, 2015, total revenue decreased to approximately $1.13 million from $1.20 million, a decrease of approximately 5.1% compared to the same period of 2014.  The decrease in revenue is due primarily to a decrease in orders for the Company’s tissue procurement services.

Cost of services as a percentage of revenue increased to 36.0% for the three month period ending December 31, 2015 compared to 32.8% the same prior period of 2014.  Gross profit decreased by approximately $0.08 million or 9.6% to approximately $0.73 million for the three month period ending December 31, 2015 from the comparable three month period of 2014.

The Company’s net income was $0.02 million for the three month period ending December 31, 2015, compared to $0.02 million for the period ended December 31, 2014.

EBITDA decreased to $0.12 million for the three month period ending December 31, 2015 from $0.15 million in 2014.

Fiscal Year 2015 Results

For the year ended December 31, 2015, the Company's total revenue increased to $5.26 million, an increase of 21.3% compared to $4.33 million over the same period of 2014. Revenues are generated primarily from three sources: new enrollment/processing fees; recurring storage fees (both from cord blood and cord tissue); and services related to the procurement of birth tissue for organizations utilized in the transplantation and/or research of therapeutic products. The increase in revenue is due to growth in recurring storage fees and fees from procurement of birth tissue related services.

Cost of services as a percentage of revenue increased from 31.7% to 35.5% for the comparative year ending 2015 versus 2014. The cost of services includes transportation of the umbilical cord blood, cord tissue and birth tissue from the hospital, direct material plus labor costs for processing and cryogenic storage, collection kit materials and allocated rent, utility and general administrative expenses. Gross profit increased by approximately $0.43 million or 14.6% to $3.39 million from year ending 2014 to year ending 2015.

The Company's net income was $0.44 million for the year ended December 31, 2015, an increase of $0.20 million from $0.24 million for the year ended December 31, 2014.

The Company’s EBITDA for the year ended December 31, 2015 was $0.79 million, compared to $0.31 million for the year ended December 31, 2014.

Non-GAAP Measures

In addition to the GAAP financial measures set forth in this press release, the Company has included the non-GAAP measurement EBITDA which presents operating results on a basis adjusted for depreciation, amortization, interest expense and taxes. The Company uses this non-GAAP measure as a key performance measure for the purpose of evaluating performance internally. We also believe this non-GAAP measure provides our investors with useful information regarding our operating results. This non-GAAP measure is not intended to replace the presentation of our financial results in accordance with GAAP. Use of the term EBITDA may differ from similar measures reported by other companies.

About Cord Blood America, Inc.

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children.  Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:
Anthony Snow
asnow@cordblood-america.com